Exhibit  2.1

                         ASSET PURCHASE AGREEMENT

                                    by

                                   and

                                  among

                       Tradingear Acquisition LLC,
                           Tradingear.com, Inc.
                                   and
                           TGFIN Holdings, Inc.
                         Dated: January 27, 2003

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                       TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . .1
 1.1. Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . .1
 1.2. Other Definitional Provisions. . . . . . . . . . . . . . . . . .8
ARTICLE 2. PURCHASE AND SALE OF ACQUIRED ASSETS. . . . . . . . . . . .8
 2.1. Purchase and Sale of Assets. . . . . . . . . . . . . . . . . . .8
 2.2. Purchase Price.. . . . . . . . . . . . . . . . . . . . . . . . .9
 2.3. Payment of Purchase Price. . . . . . . . . . . . . . . . . . . .9
 2.4. Assumption of Liabilities. . . . . . . . . . . . . . . . . . . .9
 2.5. The Closing. . . . . . . . . . . . . . . . . . . . . . . . . . .9
 2.6. Deliveries at the Closing. . . . . . . . . . . . . . . . . . . 10
ARTICLE 3. REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . 10
 3.1. Representations and Warranties of the Company and TGFIN. . . . 10
 3.2. Representations and Warranties of Buyer. . . . . . . . . . . . 20
ARTICLE 4. COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . 21
 4.1. The Company and TGFIN  Pre-Closing Covenants.. . . . . . . . . 21
 4.2. Further Covenants. . . . . . . . . . . . . . . . . . . . . . . 22
ARTICLE 5. CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . 24
 5.1. Conditions to Obligations of Buyer.. . . . . . . . . . . . . . 24
 5.2. Conditions to Obligations of the Company.. . . . . . . . . . . 25
ARTICLE 6. INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . 25
 6.1. Survival of Representations and Warranties.. . . . . . . . . . 25
 6.2. Indemnification Provisions for Buyer's Benefit.. . . . . . . . 25
 6.3. Indemnification Provisions for the Company and TGFIN's Benefit.26
 6.4. Indemnification Claim Procedures.. . . . . . . . . . . . . . . 26
 6.5. Purchase Price Escrow. . . . . . . . . . . . . . . . . . . . . 27
 6.6. Other Indemnification Provisions.. . . . . . . . . . . . . . . 27
ARTICLE 7. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
 7.1. Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . 27
 7.2. Cooperation After Closing. . . . . . . . . . . . . . . . . . . 27
ARTICLE 8. ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . 28
 8.1. Stockholder Approval.. . . . . . . . . . . . . . . . . . . . . 28
 8.2. Preparation of the Information Statement.. . . . . . . . . . . 28
 8.3. Cooperation and Exchange of Information. . . . . . . . . . . . 28
ARTICLE 9. TERMINATION . . . . . . . . . . . . . . . . . . . . . . . 29
 9.1. Termination. . . . . . . . . . . . . . . . . . . . . . . . . . 29
 9.2. Procedure and Effect of Termination. . . . . . . . . . . . . . 29
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ARTICLE 10. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . 30
 10.1.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . 30
 10.2.  Successors . . . . . . . . . . . . . . . . . . . . . . . . . 30
 10.3.  Assignments. . . . . . . . . . . . . . . . . . . . . . . . . 30
 10.4.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . 30
 10.5.  Specific Performance.. . . . . . . . . . . . . . . . . . . . 31
 10.6.  Time.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
 10.7.  Counterparts.. . . . . . . . . . . . . . . . . . . . . . . . 31
 10.8.  Headings.. . . . . . . . . . . . . . . . . . . . . . . . . . 31
 10.9.  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . 31
 10.10. Amendments and Waivers.. . . . . . . . . . . . . . . . . . . 32
 10.11. Severability.. . . . . . . . . . . . . . . . . . . . . . . . 32
 10.12. Expenses.. . . . . . . . . . . . . . . . . . . . . . . . . . 32
 10.13. Construction.. . . . . . . . . . . . . . . . . . . . . . . . 32
 10.14. Incorporation of Exhibits, Annexes, and Schedules. . . . . . 32
 10.15. No Third Party Beneficiaries.. . . . . . . . . . . . . . . . 32
                                ii
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                          ATTACHMENTS
Exhibits

     Exhibit A -              Assignment Agreement
     Exhibit B -              Assumption Agreement
     Exhibit C -              Purchase Price Escrow Agreement
     Exhibit D -              Agreement Not To Compete
     Exhibit E -              Company and TGFIN's Counsel's Opinion
     Exhibit F -              Agreements to be Executed by Developers
     Exhibit G(1) -           Officer's Certificate
     Exhibit G(2) -           Secretary's Certificate

Schedules

     Schedule 1.1(a) -        Accounts Receivable
     Schedule 1.1(b) -        Assumed Contracts
     Schedule 1.1(c) -        Excluded Assets
     Schedule 3.1(b) -        Required Consents
     Schedule 3.1(f) -        Exceptions to Title
     Schedule 3.1(j)(i) -     Benefit Plans
     Schedule 3.1(j)(iii) -   Former Employees Receiving Benefits
     Schedule 3.1(k)(i) -     Employees/Consultants
     Schedule 3.1(k)(ii) -    Employee Details
     Schedule 3.1(o) -        Real Property
     Schedule 3.1(p)(i)(A) -  Intellectual Property
     Schedule 3.1(p)(i)(B) -  Developers
     Schedule 3.1(p)(i)(C) -  Preexisting Intellectual Property
     Schedule 3.1(p)(i)(D) -  Third Party Interests in Intellectual Property
     Schedule 3.1(q)(ii) -    Assumed Contracts with Restrictions on Transfer
     Schedule 3.1(r) -        Financial Statements
     Schedule 3.1(s) -        Events Subsequent to Most Recent Fiscal Year End
     Schedule 3.1 (u) -       Tangible Assets
                               iii
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                     ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this "Agreement") dated January 27, 2003, is by and among (i) Tradingear Acquisition LLC, a Delaware limited liability company ("Buyer"), (ii) Tradingear.com, Inc., a Delaware corporation (the "Company"), and (iii) TGFIN Holdings, Inc., a Delaware corporation ("TGFIN"). Buyer, the Company and TGFIN are referred to collectively herein as the "Parties".

                            RECITALS:

     A. TGFIN owns (beneficially and of record) 100% of the Company's outstanding capital stock.

     B. Buyer desires to purchase from the Company and the Company desires to sell to Buyer the Acquired Assets (as defined herein) in return for the Purchase Price (as defined herein), in accordance with this Agreement's terms and conditions.

                            AGREEMENT:
     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, the Parties agree as follows:

                                  ARTICLE 1.
                                 DEFINITIONS

     1.1. Defined Terms. When used in this Agreement, the following terms shall have the respective meanings set forth below:

     "Accounts Receivable" means accounts, notes, and other receivables and all other rights to receive payments.

     "Acquired Assets" means all right, title, and interest in and to all of the following assets of the Company: (a) all the Tangible Assets; (b) all of the Intellectual Property set forth in Schedule 3.1(p)(i)(A), goodwill associated therewith, licenses and sublicenses granted and obtained (to the extent of its ability under a transferable license or sublicense) with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions;
(c) the Assumed Contracts; (d) the Accounts Receivable set forth in Schedule 1.1(a); (e) all of its transferable franchises, approvals, permits, licenses, orders, registrations, certificates, variances, authorizations and similar rights obtained from any Government Authority relating to the Acquired Assets;
(f) to the extent necessary to consummate the Transactions, all of its manuals for hardware and software, invoices, maintenance protocols, technicians and support logs and reports, databases, evaluations, books, general, financial, Tax and personnel records (unless prohibited by Law), ledgers, files, documents, correspondence, lists, plans, drawings, specifications, studies, reports, and other printed or written materials, whether in hard copy or computer format related to the Acquired Assets; and (g) all of the goodwill attributable to and going-concern value of the Acquired Assets; provided, however, that the Acquired Assets shall not include the Excluded Assets.
                                1
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     "Action" means any civil or criminal claim, action or causes of action, appeal, petition, plea, civil or criminal charge or complaint, suit, demand, litigation, arbitration, mediation, hearing, assessments or investigation by or before any Governmental Authority.

     "Affiliate" means, with respect to any specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person.

     "Agreement" means this Asset Purchase Agreement as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

     "Agreement Not To Compete" means the Agreement Not To Compete substantially in the form attached as Exhibit D, to be executed and delivered by the Company to Buyer at Closing.

     "Agreements to be Executed by Developers" means the Agreements to be executed by Developers substantially in the form attached as Exhibit F, to be executed by the Developers and delivered by the Company to Buyer at Closing.

     "Assignment Agreement" means the Assignment and Bill of Sale substantially in the form attached as Exhibit A, to be executed and delivered by the Company to Buyer at Closing.

     "Assumption Agreement" means the Assumption Agreement substantially in the form attached as Exhibit B, to be executed and delivered by Buyer to the Company at Closing.

     "Assumed Contracts" means the agreements set forth in Schedule 1.1(b).

     "Breach" means any failure to perform, failure to comply, default, violation, acceleration, termination, cancellation, modification, or failure to provide a required notification.

     "Business Day" shall mean any day on which the principal offices of the Securities and Exchange Commission in Washington D.C. are open to accept filings, or, in the case of determining a date when payment is due, any day on which banks are not required or authorized to close in New York City.

     "Buyer" has the meaning set forth in the preamble to this Agreement.

     "Buyer Indemnitees" means the Company and TGFIN and each of their officers, directors, employees, agents, representatives, controlling Persons, stockholders, and their Affiliates.

     "CA" means Computer Associates International Inc.

     "COBRA" shall mean the obligations and Liabilities arising under the continuation of coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

     "Code" means the Internal Revenue Code of 1986, as amended.
                                2
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     "Commitment" means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person;
(b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person's organizational documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

     "Company" has the meaning set forth in the preamble to this Agreement.

     "Company and TGFIN's Counsel's Opinion" means the Company and TGFIN's Counsel's Opinion substantially in the form attached as Exhibit E, to be executed by the Counsel of the Company and TGFIN and delivered by the Company to Buyer at Closing.

     "Company and TGFIN Indemnitees" means Buyer and each of its respective members, officers, directors, employees, agents, representatives, controlling Persons, stockholders, and their Affiliates.


     "Company Common Stock" has the meaning set forth in Section 3.1(e).

     "Competing Transaction" means any of the following (other than the transactions contemplated by this Agreement) involving the Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, exchange offer, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries;
(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of Acquired Assets representing substantially all of the Acquired Assets of the Company; (iii) any tender offer for a majority of 50% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith;
(iv) any person or group other than Sam Gaer having acquired beneficial ownership of 25% or more or such person or group having increased its beneficial ownership beyond 25% of the outstanding shares of capital stock of TGFIN; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     "Confidential Information" means any plans or information, including information of a technological or business nature and all copies, extracts, or summaries thereof (including all Trade Secrets, Technology, Intellectual Property, data, marketing plans, summaries, reports, or mailing lists, whether written or oral or otherwise expressed or stored in any electronic, magnetic, graphic, optical or other medium) related to the Acquired Assets and/or the business of the Company or TGFIN prior to the date hereof that is marked confidential, or bears the marking of like import, or that Company or TGFIN states to be confidential, or that would reasonably be considered confidential except to the extent such information: (a) is publicly available other than as the result of an unauthorized disclosure by Buyer; (b) Buyer can demonstrate was rightfully known or in a third Person's possession without obligation to maintain its confidentiality prior to disclosure by the Company or TGFIN to the third Person, as evidenced by written records made prior to such disclosure; or (c) is independently developed by a third Person, without the use of any Confidential Information or other assistance provided by the Buyer.
                                3
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     "Consent" means any consent, approval, or waiver.

     "Contract" means any contract, agreement, commitment, letter of intent, memorandum of understanding, promise, obligation, instrument, or document, whether written or oral.

     "Copyrights" means all copyrights in both published works and unpublished works.

     "Damages" means all damages (including incidental and consequential damages), amounts paid in settlement, losses, obligations, fines, penalties, costs, expenses (including reasonable fees, disbursements and expenses of outside attorneys) in connection with any Action.

     "Disclosure Schedules" has the meaning set forth in Section 3.1.

     "Equity Interest" means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.

     "Encumbrance" means any Order, Security Interest, easement, covenant, community property interest, equitable interest, right of first refusal, or restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     "Enforceable" means, with respect to a Contract, that it is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Excluded Assets" means all assets of the Company which are not expressly assumed under this Agreement, including the assets and Contracts set forth in Schedule 1.1(c).

     "Excluded Liabilities" means any Liability other than those expressly assumed under this Agreement.

     "Financial Statements" has the meaning set forth in Section 3.1(r).

     "Governmental Authority" means any United States (federal state or local) or any foreign government or governmental regulatory or administrative authority agency or other instrumentality thereof or any commission, court, tribunal or judicial or arbitral body.

     "Indemnification Claim" has the meaning set forth in Section 6.4.

     "Indemnitees" means, individually and as a group, the Buyer Indemnitees and the Company and TGFIN Indemnitees.
                                4
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     "Indemnitor" means any Party having any Liability to any Indemnitee under this Agreement.

     "Information Effective Date" means 20 days after the Information Statement is first mailed to stockholders of TGFIN.

     "Information Statement" has the meaning set forth in Section 8.2.

     "Intellectual Property" means: (a) all Technology and inventions
(whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all copyrightable works, all Copyrights, and all applications, registrations, and renewals in connection therewith; (c) all mask works and all applications, registrations, and renewals in connection therewith; (d) all domain names; (e) all Trade Secrets and Confidential Information relating to the Acquired Assets (including ideas, research and development, Know-How, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all Software (including data and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "Know-How" means any and all technical, industrial, commercial, scientific, confidential or proprietary information, business opportunities, specifications, test results, analyses and data, inventions, methods, discoveries, improvements, processes, formulae, mixtures, compositions, delivery systems, designs, plans, engineering, technical and shop drawings, techniques, applications, ideas or concepts, whether or not reduced to practice, including, but not limited to, technology that is or could be the subject matter of a foreign or domestic patent or patent application, whether or not reduced to writing in a patent application and all goodwill associated with any of the foregoing.

     "Knowledge" means, with respect to: (a) an individual, that such individual has Knowledge of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter; or (ii) a reasonably prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter; and (b) a Person other than an individual, that such Person has Knowledge of a particular fact or other matter if (i) any individual who is serving, or who has at any time served, as a director, or officer of such Person (or in any similar capacity) or (ii) any employee, officer or director who is charged with or who has at any time been charged with, responsibility for a particular area of the Company's or TGFIN's operations (e.g. an employee in the environmental section with respect to knowledge of environmental matters), has, or at any time had, Knowledge of such fact or other matter.

     "Law" means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and now in effect.
                                5
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     "Liability" means any liability or obligation, whether absolute or contingent, matured or unmatured, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

     "Material and Adverse Effect" shall mean a material adverse effect resulting in more than $25,000 in aggregate Liabilities.

     "Most Recent Financial Statement" has the meaning set forth in Section 3.1(r).

     "Most Recent Fiscal Month End" has the meaning set forth in Section
3.1(r).

     "Most Recent Fiscal Year End" has the meaning set forth in Section
3.1(r).

     "Nymex" means New York Mercantile Exchange, Inc., a Delaware corporation.

     "Nymex Contract" means the Agreement for Software License, Software Development and Software Support between the Company and Nymex dated December 13, 2002.

     "Object Code" means the machine-readable form of any Software.

     "Officer's Certificate" means the Officer's Certificate in the form attached as Exhibit G(1) to be executed by a duly authorized officer of the Company and delivered by the Company to Buyer at Closing.

     "Order" means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before or under any Governmental Authority, arbitrator, or mediator.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Parties" has the meaning set forth in the preamble to this Agreement.

     "Permit" means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law, Governmental Authority, or Contract.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

     "Purchase Price" has the meaning set forth in Section 2.2 below.

     "Purchase Price Escrow Amount" means the amount set forth in Section
2.3(a).

     "Purchase Price Escrow Agent" means the agent appointed pursuant to the Purchase Price Escrow Agreement.
                                6
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     "Purchase Price Escrow Agreement" means the agreement between the
Company, Buyer and the Escrow Agent, substantially in the form attached as Exhibit C, to be executed and delivered by the parties thereto and delivered at Closing.

     "Secretary's Certificate" means the Secretary's Certificate in the form attached as Exhibit G(2) to be executed by the Secretary of the Company and delivered by the Company to Buyer at Closing.

     "Security Interest" means with respect to any property or asset, any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, easement, right of way, encroachment, claim, lien, lease (including any capitalized lease), charge or other security interest of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement and the filing of, or agreement to give, any financing statement with respect to any assets or property under the Uniform Commercial Code of any state or comparable Law.

     "Software" means computer software or middleware consisting of Object Code or Source Code. If not otherwise specified in this Agreement, Software shall include both Object Code and Source Code.

     "Source Code" means the human readable form of Software and related system documentation, including all comments and any procedural code such as job control language which, when compiled or assembled, becomes the Object Code of a software program and including all logic diagrams, flow charts and developer comments and other work product that may be prepared by a developer concerning the relevant Software.

     "Superior Proposal" means any bona fide written proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the shares of TGFIN Common Stock then outstanding or all or substantially all of the Acquired Assets of the Company or TGFIN and the assumption of the Liabilities and obligations of the Company to be followed by a pro rata distribution of the sale proceeds to stockholders of the Company, that: (i) provides holders of TGFIN Common Stock with per share consideration that the Independent Committee determines in good faith, after receipt of advice of its financial advisor, is more favorable from a financial point of view than the consideration to be received by holders of TGFIN Common Stock in the Transaction; (ii) is determined by the TGFIN Board of Directors in its good faith judgment, after receipt of advice of its advisors and outside legal counsel, to be likely of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal, the Person making the proposal and the expected timing to complete the proposal); (iii) does not, in the definitive agreement, contain any "due diligence" conditions; and (iv) has not been obtained by or on behalf of the Company in violation of this Agreement.

     "Tangible Assets" means all tangible personal property set forth in
Schedule 3.1(u).

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, gains,
                                7
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real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including, without limitation, any tax imposed under Treasury Regulations Section 1.1502-6, or any similar provision of state, local or foreign law or any liability for Taxes as a transferee or successor, by contract or otherwise.

     "Tax Return" means any return, declaration, election, estimate, notice, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Technology" means any form of knowledge, discoveries, developments, devices or inventions, whether or not capable of expression in a tangible medium, and including, without limitation, all algorithms, concepts, data, designs, documentation, Know-How, methods, techniques, Object Code, Source Code, procedures, programs, graphics, text, websites, computer hardware, multimedia files, tools, skills, architecture, flow charts, flow diagrams, electronic data interfaces, database structures, forms, engines, and mask works.

     "TGFIN/X Business" means the business of the Company with respect to trading systems software development and support services for facility-based trading of energy and metals derivatives.

     "Threatened" means a demand or statement has been made (orally or in writing) or a notice has been given (orally or in writing).

     "Trade Secrets" means any information, including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, Software, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers that: (a) have economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (b) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

     "Transaction Documents" means this Agreement, the Assignment Agreement, the Assumption Agreement, the Purchase Price Escrow Agreement, the Agreement Not To Compete and the Agreements to be Executed by Developers.

     "Transactions" means the transactions contemplated by the Transaction Documents.

     1.2. Other Definitional Provisions. The word "including" and similar words when used in this Agreement shall mean "including, without limitation" unless otherwise specified.

                         ARTICLE 2.
               PURCHASE AND SALE OF ACQUIRED ASSETS

     2.1. Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Company, and the Company agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below.
                                8
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     2.2.  Purchase Price.  For and in consideration of the conveyances and assignments described herein and in addition to the assumption of Liabilities as set forth in Section 2.4, Buyer agrees to pay to the Company, and the Company agrees to accept, a total purchase price (the "Purchase Price") equal to three million dollars ($3,000,000) subject to the terms of this Agreement. The Purchase Price shall be payable as described in Section 2.3. Buyer and the Company and TGFIN agree to allocate the Purchase Price in accordance with Code Section 1060 and shall agree on the contents of the Form 8594 to be filed by Buyer, the Company and TGFIN in connection with the Transaction contemplated by this Agreement. For all Tax purposes, Buyer, the Company and TGFIN agree to report the Transaction contemplated in this Agreement in a manner consistent with the terms of this Agreement, and neither of them will take any position inconsistent therewith in any Tax Return, in any refund claim, Tax related proceeding or otherwise.

     2.3. Payment of Purchase Price. The Purchase Price shall be payable to the Company at the Closing as follows:

          (a) Buyer shall deliver the amount of one hundred thousand dollars ($100,000) (the "Purchase Price Escrow Amount") to the Purchase Price Escrow Agent by wire transfer of immediately available funds to an account identified in writing by the Purchase Price Escrow Agent to Buyer not less than three Business Days prior to the Closing Date, said amount to be held by the Purchase Price Escrow Agent for a period of one
     (1) year after the Closing Date in accordance with the terms and conditions of the Purchase Price Escrow Agreement.

          (b) The balance of the Purchase Price in the amount of two million nine hundred thousand dollars ($2,900,000), shall be delivered by Buyer by wire transfer of immediately available funds to an account which will be identified by the Company to Buyer not less than three Business Days prior to the Closing Date.

     2.4. Assumption of Liabilities. At the Closing, Buyer shall assume only the Liabilities and obligations of the Company with respect to the Acquired Assets arising from and accruing exclusively with respect to the period after the Closing Date. Without limiting the generality of the foregoing, Buyer shall not assume, and the Company shall continue to bear sole responsibility for, any and all actions, causes of actions and claims to recover under any one or more of Sections 544 through 550 and 553 of the United States Bankruptcy Code or under any corresponding provision of state law.

     2.5. The Closing. The closing of the Transactions (the "Closing") shall take place at the offices of Buyer on the second Business Day following the satisfaction or waiver of all conditions set forth in Article 5, but in any event prior to March 31, 2003, unless another time, date or place is mutually agreed upon in writing by the Company and Buyer. The date of the Closing is referred to as the "Closing Date".

     2.6. Deliveries at the Closing. At the Closing, (i) the Company will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 5.2 below; (ii) the Buyer will deliver to the Company the various certificates, instruments, and documents referred to in Section
5.1 below; (iii) the Company will execute and deliver to the Buyer the following documents, the form of which the parties agree to negotiate in good faith, including the Assignment Agreement, the Purchase Price Escrow Agreement, the Agreement Not To Compete (executed by TGFIN and the Company), and will deliver to Buyer executed copies of the Company and TGFIN's Counsel's Opinion, the Agreements to be Executed by Developers, the Officer's Certificate and the Secretary's Certificate and such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably request; (iv) the Buyer will execute and deliver to the Company the following documents, the form of which the parties agree to negotiate in good faith, including the Assumption Agreement and the Purchase Price Escrow Agreement (executed by the Escrow Agent and Buyer) and such other instruments of assumption as the Company and its counsel reasonably request; and (v) the Buyer will deliver to the Company the consideration specified in Section 2.3(b) above.

                         ARTICLE 3.
                  REPRESENTATIONS AND WARRANTIES

     3.1. Representations and Warranties of the Company and TGFIN. The Company and TGFIN represent and warrant to Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedules to this Agreement ("Disclosure Schedules").

          (a) Status of the Company. The Company is a corporation duly created, formed or organized, validly existing, and in good standing under the Laws of the jurisdiction of its creation, formation, or organization. There is no pending or, to the Company and TGFIN's Knowledge, Threatened, Action for the dissolution, liquidation, insolvency, or reorganization of the Company.

          (b) Power and Authority; Enforceability. The Company has full corporate and other power and authority to execute and deliver each Transaction Document, to perform its obligations thereunder and to consummate the Transactions. TGFIN has full corporate power and other authority to execute and deliver each Transaction Document to which it is a party, perform its obligations thereunder and consummate the Transactions. The execution, delivery and performance of this Agreement and of the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action of the respective boards of directors of the Company and TGFIN and by any other necessary corporate or shareholder actions of the Company and TGFIN (none of which actions has been modified or rescinded and all of which actions are in full force and effect); provided that as to TGFIN, such action will not be effective until the Information Effective Date. This Agreement constitutes, and upon execution and delivery each other Transaction Document will constitute, a valid and binding agreement and obligation of the Company and TGFIN, enforceable in accordance with its respective terms. Except as specified in Schedule 3.1(b), the execution, delivery and performance by the Company and TGFIN of this Agreement and of the other Transaction Documents will not require the Consent, approval or authorization of any Person or Governmental Authority.

          (c) No Violation. The execution and the delivery of the Transaction Documents by the Company and, where applicable, TGFIN, and the performance and consummation of the Transactions by the Company and, where applicable, TGFIN will not: (i) Breach any Law or Order to which the Company or TGFIN is subject or any provision of their respective organizational documents; (ii) Breach any Contract, Order, or Permit to which the Company or TGFIN is a party or by which the Company or TGFIN is bound or to which any of such Acquired Assets is subject; or (iii) require any Consent; except for the mailing of the Information Statement and the consummation of the Transactions cannot occur until the Information Effective Date, except where such Breach or failure to obtain such Consent will not have a Material Adverse Effect on the Acquired Assets, the Company or the business of the Company as currently conducted and will not prevent or delay the consummation of the Transactions or restrict the use by Buyer of the Acquired Assets as contemplated thereby. To its Knowledge, the Company has not Breached any Contract by which any of the Acquired Assets are subject except where such Breach of Contract will not have a Material Adverse Effect on the Acquired Assets, the Company or the business of the Company as currently conducted and will not prevent or delay the consummation of the Transactions or restrict the use by Buyer of the Acquired Assets as contemplated thereby.

          (d) Brokers' Fees. Neither the Company nor TGFIN has any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which Buyer could become directly or indirectly Liable.

          (e) Shares; Shareholder Information. The Company's authorized capital stock consists of one thousand (1,000) shares of common stock, .002 par value per share ("Company Common Stock"), of which one thousand (1,000) shares are issued and outstanding. TGFIN owns (beneficially and of record) all shares of Company Common Stock.

          (f) Title to Acquired Assets. Except as set forth in Schedule 3.1(f), the Company has good, marketable, and indefeasible title to, or a valid leasehold interest in the Acquired Assets, free and clear of all Encumbrances and restrictions on transfer or assignment.

          (g) Sufficiency of Acquired Assets. The Acquired Assets include all assets necessary for or used in the operation of the TGFIN/X Business of the Company.

          (h) Solvency. The Company is not rendered insolvent by the execution and performance of this Agreement. In addition, after execution and delivery of this Agreement, the Company will be able to pay its debts as they become due, the Company's property does not and will not constitute unreasonably small capital and will not have insufficient capital with which to conduct its present or proposed business and, taking into account pending and Threatened Actions, final judgments against the Company are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Company will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash available to the Company, after taking into account all other anticipated uses of its cash, will be sufficient to pay all such known or reasonably anticipated Orders promptly in accordance with their terms. As used in this Section, "insolvent" means that the present fair saleable value of the Company's assets does not and will not exceed its debts and other Liabilities to the Knowledge of the Company and TGFIN.

          (i) Litigation. Neither the Company, TGFIN nor any shareholders, directors or employees of either the Company or TGFIN are subject to any outstanding Order related to the Acquired Assets and none of the Acquired Assets are subject to any outstanding Order. Neither the Company nor TGFIN nor any shareholders, directors or employees is a party to any Action with respect to the Acquired Assets and, to the Company and TGFIN's Knowledge, no Action is Threatened with respect to the Acquired Assets.

          (j)  Benefit Plans.

               (i) Except as set forth on Schedule 3.1(j)(i), the Company does not maintain (or ever has maintained), contribute to (or ever has contributed to), or ever has had any obligation to contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA), fringe benefit plan or other bonus, incentive-compensation, deferred-compensation, stock-option, stock-appreciation-right, stock-bonus, severance, retirement, pension, health, insurance, or other similar plan, policy, program, agreement or arrangement of any nature, whether formal or informal, written or unwritten.

               (ii) Prior to the Closing Date the requirements of COBRA and New York State law (with regard to conversion and continuation of benefits, including, but not limited to Section 3221 of New York State Insurance Law) have been met with respect to each such employee benefit plan of the Company which is an employee welfare benefit plan (as defined in Section 3(1) of ERISA).

               (iii) The Company has provided the Buyer with a complete list, as set forth on Schedule 3.1(j)(iii), of all former employees of the Company who are currently receiving, or eligible to receive, any benefits under COBRA or New York State law (with regard to conversion and continuation of benefits, including, but not limited to Section 3221 of New York State Insurance Law).

               (iv) The Company does not maintain (or ever has maintained), contribute to (or ever has contributed to), or ever has been required to contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA), policy, program, agreement or arrangement of any nature, whether formal or informal, written or unwritten, providing medical, health, or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

               (v) The Company does not contribute to, ever has contributed to, or ever has been required to contribute to any multiemployer plan (as that term is defined in Section 3(37) of ERISA) or has any liability (including withdrawal liability as defined in ERISA Section 4201) under any multiemployer plan (as that term is defined in Section 3(37) of ERISA)

               (vi) The Company shall, with respect to employees or former employees, as appropriate, listed on Schedules 3.1(j)(iii), 3.1(k)(i) and 3.1(k)(ii), be responsible after the Closing Date for welfare benefits or claims (whether submitted before or after the Closing Date), which will, by reason of events which took place prior to the Closing Date, become payable on or after the Closing Date, under any life insurance policy, accidental death and dismemberment policy or health program (including medical and dental benefits). In the case of health benefits, the event referred to in the immediately preceding sentence is the provision of the service for which the reimbursement or payment is sought by the Employee.

               (vii) The Company shall, with respect to former employees of the Company listed on Schedule 3.1(j)(iii), be responsible after the Closing Date for Liabilities and obligations arising under COBRA or New York State law (with regard to conversion and continuation of benefits, including, but not limited to Section
          3221 of New York State Insurance Law) with respect to any employee or "qualified beneficiary" who has had a "qualifying event"
          (within the meaning of COBRA) or is otherwise subject to a termination of group coverage (within the meaning of New York
          State law, including, but not limited to, Section 3221 of New York State Insurance Law) on or before the Closing Date, and has previously elected to (or is eligible to elect to) receive COBRA coverage, or any other continuation of benefits coverage or conversion privilege (within the meaning of New York State law, including, but not limited to, Section 3221 of New York State Insurance Law) as of the Closing Date. The Company shall provide the Buyer with documentation sufficient to establish its compliance with the provisions of COBRA or New York State law
          (with regard to conversion and continuation of benefits, including, but not limited to Section 3221 of New York State Insurance Law).

          (k)  Employees.

               (i) As of the date of this Agreement, the Company has no employees other than as set forth on Schedule 3.1(k)(i).

               (ii) Schedule 3.1(k)(ii) sets forth each employee Buyer has advised the Company it intends to offer employment or a consulting arrangement as of the Closing Date.

               (iii)     Intentionally Omitted.

               (iv) To the Knowledge of the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has either of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. The Company has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

          (l) No Subsidiaries. The Company does not own an Equity Interest in any Person.

          (m) Legal Compliance. The Company, its predecessors and each of its employees have, to the Knowledge of the Company and TGFIN, complied with all Laws applicable to the Acquired Assets, and no Action is pending or Threatened against the Company alleging any failure to so comply.

          (n) Tax Matters. The Company has timely filed all Tax Returns required to be filed, and has paid in full all Taxes (regardless of whether disclosed on a Tax Return), which have become due. All such Tax Returns are true, correct and complete, and the Company is not required to pay any other Taxes except as shown on such Tax Returns. The amount established as a liability for income and other Taxes in the Financial Statements is sufficient for all accrued and unpaid Taxes of the Company, whether or not disputed, during or applicable to the periods ended on the date of such Financial Statements and all years and periods prior thereto for which the Company may be liable, and the Company will continue to make adequate provision for such Taxes on the Company's books and records prior to the Closing Date. The Federal income tax returns of the Company has not been examined by the Internal Revenue Service. The Company is not a party to any pending action or proceeding, and there is no action or proceeding threatened by any Governmental Authority against the Company, for assessment or collection of Taxes; and no unresolved claim for assessment or collection of Taxes has been asserted against the Company. The Company shall pay all Tax assessments or other Tax Liabilities when due with respect to the ownership, business or operations of the Acquired Assets prior to the Closing Date. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return of the Company for any period. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid and owing to any employee, independent contractor, creditor, stockholder, or other third party. There are no liens on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

          (o)  Real Property.  The Company does not own any real property.
     Schedule 3.1(o) lists and describes briefly all real property leased or subleased by the Company and the Company has delivered to Buyer correct and complete copies of the leases and subleases listed therein.

          (p)  Intellectual Property.

               (i) Schedule 3(p)(i)(A) contains a complete and accurate list of all Intellectual Property: (A) which forms part of the Acquired Assets; and (B) includes all Intellectual Property currently licensed or otherwise provided to Buyer pursuant to the Nymex Contract as of the date of this Agreement and required for Buyer to continue to use such Intellectual Property after the consummation of the Transactions. Schedule 3.1(p)(i)(B) lists all originators, developers or programmers, contractors or agents, who have written any portion of or otherwise contributed to the development of any Intellectual Property constituting part of the Acquired Assets (collectively, the "Developers"), each of whom have executed, or will execute prior to Closing, Agreements to be Executed by Developers, Confidential Information, Invention Assignment and Non-Competition Agreements in the form attached hereto as Exhibit F (executed copies of which have been supplied to Buyer), and none of whom have retained any right, title or interest in and to such Intellectual Property. Schedule 3.1(p)(i)(C) contains a complete and accurate list of all Intellectual Property that is proprietary to any third Person and that constitutes part of the Acquired Assets (the "Preexisting IP"). Schedule 3.1(p)(i)(D) contains a complete and accurate list of all such Preexisting IP that has been incorporated into any Intellectual Property that constitutes part of the Acquired Assets and indicates what ownership interest, if any, any third Person proprietor of such Preexisting IP has in and to such Intellectual Property. The Acquired Assets include the right by Buyer to use the Preexisting IP as currently utilized by Buyer pursuant to the Nymex Contract after the consummation of the Transactions, and to sublicense to others the right to use, any such Preexisting IP as incorporated into Intellectual Property constituting part of the Acquired Assets.

               (ii) With respect to each Trade Secret or element of Know-How constituting part of the Acquired Assets, if the documentation relating to such Trade Secret or element of Know-How is not current, accurate, or sufficient in detail and content to identify it or explain it or to allow its full use without reliance on the knowledge or memory of any individual, Company has taken all necessary steps to update, correct, or supplement the documentation to allow such full use, including making available, at Company's expense, any individuals or documents necessary for such purpose. With respect to each Trade Secret or element of Know-How constituting part of the Acquired Assets, the Company has taken reasonable precautions to protect the secrecy of such Trade Secret or Know-How, and its confidentiality and value. No such Trade Secret or element of Know-How is part of the public knowledge or literature, or has been used, divulged, or appropriated either for the benefit of any third Person or to the Company's detriment. No such Trade Secret or Know-How is subject to any adverse claim nor has any adverse claim been Threatened with respect to any such Trade Secret or Know-How.

               (iii) The Acquired Assets include the right to use pursuant to a valid Assumed Contract all Intellectual Property proprietary to any third Person that is necessary for the operation and use of the Acquired Assets as currently utilized by Buyer pursuant to the Nymex Contract after the consummation of the Transactions. Each item of Intellectual Property constituting part of the Acquired Assets will be owned or available for use by Buyer on terms and conditions identical to those applicable to the Company (excluding terms and conditions that vary with the number of users of the relevant item and similar variances) immediately subsequent to the date hereof. The Company has taken all reasonably prudent action necessary to maintain and protect each item of Intellectual
          Property constituting part of the Acquired Assets.

               (iv) The Company has delivered to Buyer correct and complete copies of all written documentation evidencing ownership of each item of Intellectual Property constituting part of the Acquired Assets.

               (v) With respect to each item of Intellectual Property constituting part of the Acquired Assets:

                    (A) pursuant to the Transaction Documents Buyer is acquiring all right, title, and interest in and to the item, free and clear of any Encumbrance;

                    (B)  the item is not subject to any outstanding Order;

                    (C) no Action is pending or, to the Company's Knowledge, Threatened which challenges the Enforceability, use, or ownership of the item;

                    (D) neither the Company nor any predecessor in interest has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

               (vi) The Company's use of the Acquired Assets has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any other Person's rights in and to any Intellectual Property. The Company has never received any notice alleging that its use of the Assets infringed, misappropriated, or violated any other Person's rights in and to any Intellectual Property (for example, any claim that the Company or TGFIN must license or refrain from using any other Person's Intellectual Property). After the date hereof, neither the Company nor TGFIN will have any right, title or interest in or to any Intellectual Property that interferes or would be likely to interfere with Buyer's use of any of the Intellectual Property constituting part of the Acquired Assets and Buyer will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of the Company or TGFIN after the date hereof as a result of the use of the Acquired Assets. To the Company or TGFIN's Knowledge, no other Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with the Company's right in and to any Intellectual Property constituting part of the Acquired Assets.

               (vii) The Company has no Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other Person have developed which reasonably could be expected to supersede or make obsolete any Intellectual Property constituting part of the Acquired Assets.

          (q) Assumed Contracts. Schedule 1.1(b) lists all Assumed Contracts and with respect to each such Assumed Contract:

               (i) to the Knowledge of the Company and TGFIN, the Assumed Contracts are Enforceable;

               (ii) to the Knowledge of the Company and TGFIN, the Assumed Contracts will continue to be Enforceable on identical terms (other than with respect to terms that vary with the number of users or similar variances) following the execution and delivery of this Agreement (except that certain Assumed Contracts contain express limits on assignability, which Assumed Contracts are specifically identified on Schedule 3.1(q)(ii));

               (iii) no party is in Breach, and no event has occurred which, with notice or lapse of time, would constitute a Breach under an Assumed Contract; no party to the Assumed Contracts has repudiated, revoked, cancelled or limited any provision of the Assumed Contracts;

               (iv) the Company has provided to Buyer a correct and complete copy of each Assumed Contract (and all modifications and amendments thereto) prior to the execution of this Agreement; and

               (v) the Assumed Contracts are all of the contracts, agreements, leases, Commitments, arrangements and understandings (both written and oral) relating to the Acquired Assets or the TGFIN/X Business.

          (r) Financial Statements. Attached hereto as Schedule 3.1(r) are the following financial statements (collectively the "Financial Statements"): (i) audited consolidated and unaudited consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 2000, and December 31, 2001 (the "Most Recent Fiscal Year End") for TGFIN and the Company; and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the nine months ended September 30, 2002 (the "Most Recent Fiscal Month End") for TGFIN and the Company. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of TGFIN and the Company as of such dates and the results of operations of TGFIN and the Company for such periods, are correct and complete, and are consistent with the books and records of TGFIN and the Company (which books and records are correct and complete in all material respects); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

          (s) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of any of the Company. Without limiting the generality of the foregoing, since that date (except as provided in Schedule 3.1(s)):

               (i) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

               (ii) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business;

               (iii) no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which the Company is a party or is bound;

               (iv) no Security Interest has been placed upon any of the Company's assets, tangible or intangible;

               (v) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

               (vi) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

               (vii) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $15,000 in the aggregate;

               (viii) the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

               (ix) the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

               (x) the Company has not granted any exclusive license or sublicense of any rights under or with respect to any Intellectual Property;

               (xi) there has been no change made or authorized in the charter or bylaws of the Company;

               (xii) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

               (xiii) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

               (xiv) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

               (xv) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

               (xvi) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement outside the Ordinary Course of Business;

               (xvii) the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

               (xviii)   there has not been any other material
          occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

               (xix) the Company has not committed to any of the foregoing.

          (t) Undisclosed Liabilities. The Company has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for: (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto); and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

          (u) Tangible Assets. Schedule 3.1(u) sets forth a list of all of the tangible personal property of the Company to be acquired by Buyer pursuant to this Agreement. Each such Tangible Asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

          (v)  Intentionally Omitted.

          (w) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

          (x) Accuracy of Information Furnished; Reliance on Representations and Warranties. No representation, statement, or information contained in this Agreement (including the Exhibits hereto), or any Contract or document executed in connection herewith or delivered pursuant hereto or thereto or made available or furnished to Buyer or its representatives by the Company contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the information contained therein not misleading. The Company has provided Buyer with correct and complete copies of all documents listed or described in the Exhibits and Schedules hereto.

     3.2. Representations and Warranties of Buyer. Buyer represents and warrants to the Company that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement.

          (a) Status of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. There is no pending or, to Buyer's Knowledge, Threatened, Action for the dissolution, liquidation, insolvency, or rehabilitation of Buyer.

          (b) Power and Authority; Enforceability. Buyer has full corporate and other power and authority to execute and deliver each Transaction Document to which it is party, to perform its obligations thereunder and consummate the Transactions. The execution, delivery and performance of this Agreement and of the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action of Buyer by any other necessary corporate or member action (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes, and upon execution and delivery each other Transaction Document will constitute, a valid and binding agreement and obligation of Buyer, enforceable in accordance with its respective terms.

          (c) No Violation. The execution and delivery of the Transaction Documents to which Buyer is a party by Buyer and the performance and consummation of the Transactions by Buyer will not: (i) Breach any Law or Order to which Buyer is subject or any provision of its organizational documents; (ii) Breach any Contract, Order, or Permit to which Buyer is a party or by which it is bound or to which any of its Acquired Assets is subject; or (iii) require any Consent.

          (d) Brokers' Fees. Buyer has no Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which either the Company or TGFIN could become Liable.

                            ARTICLE 4.
                            COVENANTS

     4.1. The Company and TGFIN Pre-Closing Covenants. The Company and TGFIN agree that, except as otherwise agreed in writing by Buyer, between the execution of this Agreement and the Closing:

          (a) General. The Company and TGFIN will use reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Article 5 below).

          (b) Notices and Consents. The Company and TGFIN will give any notices to third parties, and the Company and TGFIN will use reasonable best efforts to obtain any necessary Consents to effect the Transactions.

          (c) Operation of Business. The Company will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.

          (d) Preservation of Acquired Assets. Unless otherwise agreed by Buyer, the Company will keep the Acquired Assets and its business substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

          (e) Full Access. The Company will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company.

          (f) Notice of Developments. The Company and TGFIN will give prompt written notice to Buyer of any material adverse development causing a breach of any of its own representations and warranties in this Agreement. No disclosure by the Company or TGFIN pursuant to this
     Section 4.1.(f), however, shall be deemed to amend or supplement any disclosure schedules hereto or to prevent or cure any material misrepresentation, breach of warranty, or breach of covenant.

          (g) Bulk Sales. Take all necessary action to provide for the payment of any applicable state sales, transfer or use taxes and to comply with all applicable bulk transfer and similar laws in connection with the Transactions.

          (h) Hiring. The Company shall (i) not hire any Person; (ii) not increase or otherwise change the rate or nature of the compensation (including wages, salaries and bonuses) that is paid or payable to any Person employed by the Company, except in the Ordinary Course of Business consistent with past practices, but in no event may any such increase exceed 4% of the base salary of any such Person paid during the year ended December 31, 2002; (iii) not enter into or renew any employment or consulting agreement or other contract or arrangement with respect to the performance of personal services for the Company or (iv) agree or commit to do any of the foregoing;

          (i) New Contracts. Except with Buyer's prior written consent, such consent not to be unreasonably withheld or delayed, the Company shall not enter into, change, amend, terminate or otherwise modify or agree or commit to change, amend, terminate or modify any Contract relating to any Acquired Assets in any material respect except for those Contracts that terminate or expire prior to the Closing Date by their own terms.

          (j) Approval of Transaction. TGFIN as sole shareholder of the Company, shall duly authorize and vote its shares to approve the Transaction.

          (k) Accounts Receivable. The Company shall not, without the prior consent of Buyer, waive or modify any Accounts Receivable set forth on
     Schedule 1.1(a).

          (l) Compliance with Laws. The Company and TGFIN will fully comply with all Laws, including Federal and State securities laws.

     4.2. Further Covenants. The Company, TGFIN and Buyer further agree as follows with respect to the period following the date hereof:

          (a) General. In case at any time after the date hereof any further action is necessary (in Buyer's reasonable good faith opinion) to carry out the purposes of this Agreement, each Party will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the requesting Party's sole cost and expense (unless the requesting Party is entitled to indemnification therefor under Article 6). The Company acknowledges and agrees that after the Closing Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Acquired Assets.

          (b) Confidentiality. The Buyer will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Company or TGFIN or destroy, at the request and option of Company or TGFIN, all tangible embodiments (and all copies) of the Confidential Information which are in the possession of the Buyer. If the Buyer is requested or required (by oral question or request for information or documents in any Action) to disclose any Confidential Information, that the Buyer will notify Company or TGFIN promptly of the request or requirement so that Company or TGFIN may seek an appropriate protective Order or waive compliance with this Section. If, in the absence of a protective Order or the receipt of a waiver hereunder, the Buyer is, on the written advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority, arbitrator, or mediator or else stand Liable for contempt, the Buyer, as applicable may disclose the Confidential Information to the Governmental Authority, arbitrator, or mediator; provided, however; that the Buyer so disclosing will use its best efforts to obtain, at the reasonable request of Company or TGFIN and at Company's or TGFIN's expense, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Company or TGFIN will designate.

          (c) Intellectual Property Matters. If Buyer shall desire to file any document, whether related to a patent, Copyright or other similar application necessary or desirable to perfect the title in and to any Acquired Assets, the Company will, at any time upon request, execute and deliver any and all papers, make all rightful oaths and do all lawful acts requisite for the filing of such patent, Copyrights or other similar application, including divisions, continuations, reexaminations, and reissues thereof, without further compensation, but at Buyer's expense. The Company will, at any time upon request, communicate to Buyer all facts relating to the Acquired Assets, including any patents, Copyrights or the file history thereof, as may be known to the Company, and testify as to the same in any interference or other litigation when requested so to do, without further compensation but at Buyer's expense.

          (d) Taxes. The Company and TGFIN shall be liable for and shall hold Buyer harmless against any applicable real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the Transaction contemplated by this Agreement. The Company and TGFIN, after review and consent by Buyer, shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any pre-sale filing procedure. Buyer shall execute and deliver all instruments and certificates necessary to enable the Company and TGFIN to comply with the foregoing. Buyer agrees to file, and Company and TGFIN agree to cooperate in filing, any applicable notices or other documents necessary to comply timely with the provisions of Section 1141(c) of the New York State Tax Law and the regulations issued thereunder, including, but not limited to, any applicable provisions relating to notification of the New York State Tax Commission prior to a bulk sale of business assets.

          (e) Competing Transactions. Nothing contained in this Agreement shall prohibit the Company from, prior to the Information Effective
     Date: (a) furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited written, bona fide proposal to the Company with respect to a Competing Transaction which could reasonably be expected to result in a Superior Proposal, if:
     (i) the failure to take such action would be inconsistent with the Board's fiduciary duties to the Company's stockholders under applicable law; and (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company (x) provides reasonable notice to Buyer to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person and (y) receives from such person a fully executed confidentiality agreement; (b) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Securities Exchange Act of 1934 with regard to a tender or exchange offer; or (c) failing to make or withdrawing or modifying its approval or recommending an unsolicited, bona fide proposal with respect to a Competing Transaction which could reasonably be expected to result in a Superior Proposal, following the receipt of such a proposal, if the failure to take such action would be inconsistent with the Board's fiduciary duties to the Company's stockholders under applicable law.

          (f) No Action. The Company and TGFIN will not bring any Action claiming any use by Buyer of the Acquired Assets as contemplated by the Transactions infringes or violates any of the Intellectual Property comprised within the Excluded Assets.

                         ARTICLE 5.
                      CONDITIONS TO CLOSING

     5.1. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions are subject to the satisfaction or fulfillment at or prior to Closing of the following conditions, any of which may be waived in whole or in part by Buyer in writing: (i) all representations and warranties of the Company contained in this Agreement being true and correct in all material respects at and as of the Closing; (ii) the Company performing and complying in all material respects with all the covenants, obligations and agreements required by this Agreement to be performed or complied with at or prior to the Closing, except that representations and warranties that are confined to a specific date shall speak only as of such date; (iii) receipt of any requisite approvals from any applicable Governmental Authority (or written waiver thereof), and there being no Law or injunction making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement; (iv) the Company executing and delivering to Buyer, or causing to be executed and delivered to Buyer, such bills of sale, leases, assignments and other instruments of transfer as Buyer may reasonably require to transfer title to the Acquired Assets free and clear of all Encumbrances, together with all Transaction Documents; (v) the Company delivering to Buyer the Officer's Certificate, executed by a duly authorized officer of the Company, that certifies that the conditions set forth in
Section 5.1 are fully satisfied as of Closing; (vi) the Company delivering to Buyer the Secretary's Certificate, executed by a duly authorized secretary or assistant secretary of the Company, with corporate and authority documents attached as exhibits to each certificate; (vii) all required waivers, Consents and approvals shall have been obtained and delivered, each on terms reasonably satisfactory to Buyer, including: (A) receipt by Buyer of satisfactory written evidence from CA that either: (x) CA has consented to the assignment of the Independent Software Vendor Agreement between CA and the Company, dated March 18, 2002 ("CA Agreement") to Buyer; or (y) that CA shall provide the services and rights theretofore provided to the Company under the CA Agreement to Buyer or Nymex on such terms as shall be satisfactory to Buyer, from and after Closing; and (B) written consent to the assignment of the Software License, Development and Service Agreement between the Company and Exchange Cubed LLC dated as of December 13, 2001; in form and substance satisfactory to Buyer;
(viii) the Company and TGFIN having received the requisite shareholder approval of this Agreement; (ix) the Buyer shall have received from the Counsel to the Company and TGFIN the Company and TGFIN's Counsel's Opinion, addressed to Buyer and dated as of the Closing Date; (x) the Company having delivered to Buyer documentary evidence, in form and substance satisfactory to Buyer, of the termination of: (A) the License Agreement between the Company and Vortex Trading LLC dated as of February 28, 2001; and (B) the License Agreement between the Company and Civilian Trading Company Inc. dated as of October 18, 2002; and (C); (xi) each of Sam Gaer, Longmei Shentu, Michael Barkan, Edward Baginski and Ian Wall (collectively, "Retained Employees") having executed and delivered to Buyer employment agreements or comparable consulting agreements with Nymex, dated as of the Closing Date, each in a form reasonably agreed between the Retained Employees and Nymex; and (xii) all actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement, and all other legal matters required for such transactions, shall have been reasonably satisfactory to Buyer prior to Closing.

     5.2. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by the Company in writing: (i) all representations and warranties of Buyer contained in this Agreement being true and correct in all material respects at and as of the Closing; (ii) Buyer performing and complying in all material respects with all covenants and agreements required by this Agreement to be performed or complied with at or prior to the Closing; (iii) there being no Law or injunction issued by a court of competent jurisdiction making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement; (iv) Buyer having paid the Purchase Price in accordance with Article 2 hereof; (v) Buyer delivering to the Company an officer's certificate, duly executed by an authorized officer of Buyer, that certifies that the conditions set forth in Section 5.2 are fully satisfied;
(vi) Buyer delivering to the Company a secretary's or assistant secretary's certificate, duly executed by such authorized officer, with corporate and authority documents attached as exhibits to each certificate; (vii) there being no Law or injunction making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement; (viii) Buyer executing and delivering the Assumption Agreement and Purchase Price Escrow Agreement; and (ix) all actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement, and all other legal matters required for such transactions, shall have been reasonably satisfactory to counsel for the Company prior to Closing.

                            ARTICLE 6.
                         INDEMNIFICATION

     6.1. Survival of Representations and Warranties. Each representation, warranty, covenant and obligation in this Agreement will survive the date hereof for a period of one (1) year and Buyer on the one hand and the Company and TGFIN jointly and severally on the other, will be Liable for any Damages resulting from any Breaches thereof; provided, however, that the representations and warranties contained in: (i) Section 3.1(n) (Tax Matters) shall survive until one hundred and twenty (120) days beyond the lapse of the applicable statute of limitations (including any extensions thereof); and (ii)
Section 3.1(f) (Title to Acquired Assets) will survive the date hereof for a period of six (6) years.

     6.2. Indemnification Provisions for Buyer's Benefit.The Company and TGFIN, jointly and severally, will defend, indemnify and hold the Company and TGFIN Indemnitees harmless from, against and with respect to any and all Actions and Damages (whether absolute, accrued, contingent or otherwise and whether a contractual, tax or any other type of Liability, obligation or claim) asserted against, imposed upon or incurred by Buyer, directly or indirectly, by reason of or resulting from, relating to, arising out of, or attributable to:

          (a) any misrepresentation or Breach of any representation or warranty the Company or TGFIN has made in this Agreement, or any other certificate or document the Company or TGFIN has delivered pursuant to this Agreement;

          (b) any Breach by the Company or TGFIN of any covenant or obligation of the Company or TGFIN contained in or made pursuant to this Agreement or any other Transaction Document; or

          (c)  any Excluded Liabilities.

     6.3. Indemnification Provisions for the Company and TGFIN's Benefit. Buyer will defend, indemnify and hold the Buyer Indemnitees harmless from, against and with respect to any and all Actions and Damages (whether absolute, accrued, contingent or otherwise and whether a contractual, tax or any other type of Liability, obligation or claim) asserted against, imposed upon or incurred by the Company or TGFIN directly or indirectly, by reason of or resulting from, relating to, arising out of, or attributable to:

          (a) any misrepresentation or Breach of any representation or warranty Buyer has made in this Agreement or any other certificate or document Buyer has delivered by Buyer pursuant to this Agreement; and

          (b) any Breach by Buyer of any covenant or obligation of Buyer contained in or made pursuant to this Agreement or any other Transaction Document in this Agreement.

     6.4.  Indemnification Claim Procedures.

          (a) If any Action is commenced in which any Indemnitee is a party which may give rise to a claim for indemnification against any Indemnitor pursuant to this Section 6 ("Indemnification Claim") then such Indemnitee will promptly give notice to the Indemnitor. Failure to promptly notify the Indemnitor will not relieve the Indemnitor of any Liability that it may have to the Indemnitee, except to the extent that the Indemnitor shall have suffered actual Damages by reason of such failure.

          (b) The Indemnitor shall have the right to undertake, by counsel or other representatives reasonably satisfactory to the Indemnitee, the defense of such Indemnification Claim at the Indemnitor's risk and expense.

          (c) In the event that the Indemnitor shall elect not to undertake such defense, or within a reasonable time after notice of any such Indemnification Claim from the Indemnitee shall fail to defend, the Indemnitee (upon further written notice to the Indemnitor) shall have the right to undertake the defense, compromise or settlement of such Indemnification Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnitor (subject to the right of the Indemnitor to assume defense of such Indemnification Claim at any time prior to settlement, compromise or final determination thereof with counsel reasonably satisfactory to the Indemnitee). In such event, the Indemnitor shall pay to the Indemnitee, in addition to the other sums required to be paid hereunder, the costs and expenses incurred by the Indemnitee in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

          (d) Anything in this Section 6.4 to the contrary notwithstanding, if there is a reasonable probability that an Indemnification Claim may materially and adversely affect the Indemnitee, (i) the Indemnitee shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the Indemnification Claim, (ii) the Indemnitor shall not, without the Indemnitee's written consent, settle or compromise any Indemnification Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a release from all liability in respect of such Indemnification Claim in form and substance satisfactory to the Indemnitee, (iii) in the event that the Indemnitor undertakes defense of any Indemnification Claim, the Indemnitee, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnitor and its counsel or other representatives concerning such Indemnification Claim and the Indemnitor and the Indemnitee and their respective counsel or other representatives shall cooperate with respect to such Indemnification Claim, and (iv) in the event that the Indemnitor undertakes defense of any Indemnification Claim, the Indemnitor shall have an obligation to keep the Indemnitee informed of the status of the defense of such Indemnification Claim and to furnish the Indemnitee with all documents, instruments and information that the Indemnitee shall reasonably request in connection therewith.

     6.5. Purchase Price Escrow. On the Closing Date, Buyer shall deposit the Purchase Price Escrow Amount in cash in an escrow account with the Purchase Price Escrow Agent for the purpose of satisfying: (i) any unascertained claims Buyer may have under this Section 6 after the Closing Date; and (ii) any amounts otherwise payable by the Company to Buyer after the Closing Date. Such amount shall be held by the Purchase Price Escrow Agent for a period of one (1) year after the Closing Date in accordance with the terms and conditions of the Purchase Price Escrow Agreement. Buyer's right to recover any funds held pursuant to the Purchase Price Escrow Agreement shall be in addition to and not in limitation of any other rights or remedies of Buyer at law or in equity.

     6.6. Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any remedy at Law or in equity that any Party may have with respect to the Transactions. Indemnitee's rights and remedies set forth in this Agreement will survive the date hereof and will not be deemed waived by consummation of the Transactions.

                            ARTICLE 7.
                       ACCOUNTS RECEIVABLE

     7.1.  Intentionally Omitted.

     7.2. Cooperation After Closing. From time to time after Closing, upon the reasonable request and expense of Buyer, the Company and TGFIN shall promptly execute and deliver, or cause to be executed or delivered, such further instruments of conveyance, assignment or transfer and take such further action as Buyer may reasonably request, to facilitate Buyer's collection of any outstanding Accounts Receivable set forth in Schedule 1.1(a) in accordance herewith.

                            ARTICLE 8.
                      ADDITIONAL AGREEMENTS

     8.1. Stockholder Approval.Promptly after execution of this Agreement, the Company shall take all appropriate steps to have Sam Gaer, Marni Gaer, Ronald Comerchero and up to six other stockholders having in the aggregate a majority of the outstanding TGFIN Common Stock approve the Agreement and Transaction.

     8.2. Preparation of the Information Statement. The Company shall as promptly as practicable prepare and file an information statement relating to the Transaction (together with all amendments, supplements and exhibits thereto, the "Information Statement") with the SEC and will diligently respond to any comments of the SEC or its staff and cause the Information Statement to be mailed to the Company's stockholders at the earliest practical time; provided, however, that the Company shall (i) furnish to Buyer a copy of the Information Statement and allow Buyer a reasonable opportunity to comment thereon prior to the filing of the Information Statement with the SEC; and
(ii) furnish to Buyer a copy of any applicable proxy or related information provided to stockholders with respect to the Information Statement and allow Buyer five (5) business days to comment thereon prior to dispatch to the Company stockholders. The Company will notify Buyer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Information Statement or for additional information and will supply Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Information Statement or the Transaction. If at any time prior to the Information Effective Date there shall occur any event that the Company determines must or should be set forth in an amendment or supplement to the Information Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement with a copy to Buyer. The Company shall perform all its obligations pursuant to this Section 8.2 at its own expense.

     8.3. Cooperation and Exchange of Information.The Company, TGFIN and Buyer will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or determinations by Tax authorities. The Company, TGFIN and Buyer each shall make its employees available to the other on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Each of the Company, TGFIN and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matter of the Company and TGFIN and the Acquired Assets for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, or (ii) six years following the due date for such Tax Returns. Any information obtained under this Section 8.3 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

                            ARTICLE 9.
                           TERMINATION

     9.1. Termination. This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the Closing: (i) by the mutual written consent of the Parties; (ii) by Buyer if the Closing has not occurred on or prior to 5:00 p.m., Eastern Standard Time, on March 31, 2003; provided, however, that the right to terminate this Agreement under this
Section 9.1(ii) shall not be available to Buyer if its action or inaction has resulted in a willful and material breach of this Agreement; (iii) by either the Company and TGFIN or Buyer if any Governmental Authority issues a final and non-appealable Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, the party seeking to so terminate has exercised commercially reasonable efforts to oppose any such Order or to have the Order vacated or made inapplicable to the transactions contemplated by this Agreement; (iv) by Buyer, if the Company or TGFIN materially breaches any representation, warranty, covenant or other agreement to be performed by it contained in this Agreement, and such breach is incapable of being cured or is not cured within ten (10) days after receipt of written notice from Buyer by the Company or TGFIN; (v) by the Company and TGFIN, if Buyer materially breaches any representation, warranty, covenant or other agreement contained in this Agreement, and such breach is incapable of being cured or is not cured within ten (10) days after Buyer's receipt of written notice from the Company; (vi) by Buyer, if the TGFIN Board of Directors authorizes the Company to enter into a written agreement with respect to a Competing Transaction that the Board has determined is a Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 9.1(i) and enter into an agreement for such a Competing Transaction until the expiration of five business days following Buyer's receipt of a written notice advising Buyer that the Company has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying written documentation) and identifying the Person making such Superior Proposal. After providing such notice, the Company shall provide a reasonable opportunity to Buyer during such five business day period to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Transaction on such adjusted terms; (vii) by Buyer if the satisfaction of any condition to the obligations of Buyer set forth in
Section 5.1 becomes impossible; or (viii) by the Company if the satisfaction of any condition to the obligations of the Company set forth in Section 5.2becomes impossible.

     9.2. Procedure and Effect of Termination. If either party terminates this Agreement pursuant to Section 9.1, this Agreement, other than the obligations of the parties under Sections 4.2(Confidentiality), Section 9.2 (Procedure and Effect of Termination), and Section 10 (Miscellaneous) (each of which shall survive termination), shall forthwith become void and have no effect, without any liability on the part of any terminating party or its officers, directors or shareholders. In the event of termination of this Agreement pursuant to Section 9.1, written notice of the termination must be given by the terminating party at least three (3) Business Days prior to the
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date of termination. If this Agreement is properly terminated, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made.

                           ARTICLE 10.
                          MISCELLANEOUS

     10.1. Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the other Transaction Documents and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the Transactions.

     10.2. Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns.

     10.3. Assignments.No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Company and TGFIN or Buyer, as applicable; provided, however, that Buyer may: (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates; and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless will remain responsible for the performance of all of its obligations hereunder).

     10.4. Notices. All notices, requests, demands, and claims hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                                   If to Buyer:

                                   New York Mercantile Exchange, Inc.
                                   One North End Avenue
                                   New York, New York 10282
                                   Attention: General Counsel
                                   Facsimile: (212) 299-2298

                                   With a copy to:

                                   Hogan & Hartson L.L.P.
                                   875 Third Avenue, 26th Floor
                                   New York, NY 10022
                                   Attention: Jeffrey W. Rubin, Esq.
                                   Facsimile: (212) 918-3100
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                                   If to the Company or TGFIN:

                                   TGFIN Holdings, Inc.
                                   39 Broadway
                                   New York, New York 10006
                                   Attention: Sam Gaer, President
                                   Facsimile:

                                   With a copy to:

                                   Michael D. Karsch, Esq.
                                   Sachs Sax Klein
                                   301 Yamato Road
                                   Boca Raton, Florida 33431
                                   Facsimile: (561) 994-4985

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     10.5. Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise Breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent Breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, subject to the following Sections, in addition to any other remedy to which they may be entitled, at Law or in equity.

     10.6. Time. Time is of the essence in the performance of this Agreement.

     10.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

     10.8. Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

     10.9. Governing Law. This Agreement and the performance of the Transactions and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of Law principles.
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     10.10.    Amendments and Waivers.  No amendment, modification,
replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by Buyer, The Company and TGFIN. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

     10.11. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a Governmental Authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the Governmental Authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

     10.12. Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants, whether or not the Transactions are consummated.

     10.13. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law will be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. The words "herein," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Article or Section.

     10.14. Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     10.15. No Third Party Beneficiaries. Neither this Agreement nor any provision hereof, nor any Exhibit, Annex or Schedule hereto or document executed or delivered herewith, shall create any right in favor of or impose any obligation upon any Person or entity other than the Parties hereto and their respective successors and permitted assigns.

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     IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

                                   TRADINGEAR.COM, INC.


                                   By:/s/Samuel Gaer
                                   Name: Samuel Gaer
                                   Title: President

                                   TGFIN HOLDINGS, INC.

                                   By:/s/Samuel Gaer
                                   Name: Samuel Gaer
                                   Title: President

                                   TRADINGEAR ACQUISITION LLC

                                   By:/s/J. Robert Collins, Jr.
                                   Name: J. Robert Collins, Jr.
                                   Title: President

                                   Subject to the terms and conditions of this Agreement, the undersigned hereby guarantees the due and punctual performance of Buyer's obligation to pay the Purchase Price at Closing pursuant to Section 2.2 of this Agreement.

                                   NEW YORK MERCANTILE EXCHANGE, INC.

                                   By:/s/J. Robert Collins, Jr.
                                   Name: J. Robert Collins, Jr.
                                   Title: President

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